Catamaran Corporation

Exhibit 99.1
Catamaran Corporation Announces Record Second Quarter Financial Results
- Quarterly net income of $27.3 million and EBITDA of $58.6 million reach record levels -
- Q2 revenue of $1.7 billion increases 40% compared to prior year -
- 2012 guidance updated to reflect merger with Catalyst -
Lisle, Illinois, August 1, 2012 - Catamaran Corporation (formerly known as SXC Health Solutions Corp.) (“Catamaran” or the “Company”) (NASDAQ: CTRX, TSX: CCT), a leading provider of pharmacy benefit management (“PBM”) services and technology, announces its financial results for the three and six month periods ended June 30, 2012.
Q2 2012 Highlights

•	Revenue grew 40% on a year over year basis to $1.7 billion, compared to $1.2 billion in Q2 2011

•	Gross profit increased 65% to $122.5 million during Q2 2012, compared to $74.2 million in Q2 2011

•	Net income increased 27% to $27.3 million, or $0.41 per share (fully-diluted) for Q2 2012, compared to $21.6 million, or $0.34 per share (fully-diluted), in Q2 2011

•	EBITDA¹ increased 50% to $58.6 million for Q2 2012, compared to $39.0 million in Q2 2011

•	Adjusted earnings per share¹ (fully-diluted), increased 29% to $0.49 for Q2 2012, compared to $0.38 in Q2 2011

•	Both GAAP and Non-GAAP EPS included a $0.09 per share (fully-diluted), impact from transaction expenses and tax expense related to the Catalyst acquisition in Q2 2012

•	Cash from operations increased $31.1 million during Q2 2012 compared to Q2 2011

•	Adjusted prescription claim volume¹ for the PBM segment increased 46% to 33.2 million, in Q2 2012 compared to 22.8 million in Q2 2011

•	Transaction processing volume for the HCIT segment increased to 116.7 million for Q2 2012 compared to 98.1 million in Q2 2011

•	Generic dispense rate increased to an industry leading 81% for Q2 2012 compared to 78% in Q2 2011

•	The Company issued 5,980,000 common shares through a public offering in May 2012, yielding $519.3 million in proceeds

•	Today the Company announced, a five year full service PBM contract with BCBS Arizona, valued at $350 million per year in annual drug spend

•	Successfully converted two HCIT clients to PBM services in the quarter

•	Subsequent to the quarter end, completed the merger with Catalyst Health Solutions, Inc. (“Catalyst”), a full-service PBM

•	Executed a $1.8 billion credit agreement subsequent to the quarter end to partially finance the Catalyst acquisition

“During Q2 we continued to execute on our plan, which yielded another quarter of strong results. The completion of our merger with Catalyst and the rebranding of the combined companies to Catamaran Corporation is the start of a remarkable and transformative time for our Company. This combination brings together the right resources and scale to help solve healthcare challenges for our customers and deliver a distinct product and experience. We believe our increased purchasing power, coupled with a management team that's second to none, has created a truly scaled alternative to the traditional PBM model. All of these factors have put us in a great position to continue delivering a record setting 2012 and continued growth moving forward," said Mark Thierer, Chairman and CEO of Catamaran Corporation.

Catamaran Corporation

Financial Review

Revenue and Gross Profit segmented by PBM and HCIT:
Catamaran evaluates segment performance based on revenue and gross profit. Reconciliations of the Company's business segments, PBM and Health Care Information Technology (“HCIT”), to the consolidated financial statements for the three and six months ended June 30, 2012 and 2011 are as follows:

Three months ended June 30, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	2012	2011	2012	2011	2012	2011
Revenue	$1,661,129	$1,182,856	$41,574	$29,183	$1,702,703	$1,212,039
Cost of revenue	1,564,414	1,122,501	15,785	15,335	1,580,199	1,137,836
Gross profit	$96,715	$60,355	$25,789	$13,848	$122,504	$74,203
Gross profit %	6%	5%	62%	47%	7%	6%

Six months ended June 30, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	2012	2011	2012	2011	2012	2011
Revenue	$3,342,274	$2,254,778	$77,526	$54,911	$3,419,800	$2,309,689
Cost of revenue	3,154,603	2,142,689	32,304	29,221	3,186,907	2,171,910
Gross profit	$187,671	$112,089	$45,222	$25,690	$232,893	$137,779
Gross profit %	6%	5%	58%	47%	7%	6%

PBM Revenue
Q2 2012 PBM revenue increased $478.3 million, or 40%, to $1.7 billion, compared to $1.2 billion in Q2 2011. Revenue was $3.3 billion for the year to date (“YTD”) period ended June 30, 2012, an increase of $1.1 billion, or 48%, as compared to the same period in 2011. The increase in revenue is primarily due to increased prescription claim volume as a result of new customer implementations during 2012, as well as revenues generated from customers acquired from the acquisition of HealthTran, LLC ("HealthTran") which closed on January 1, 2012.

HCIT Revenue
HCIT revenue increased $12.4 million, or 42%, to $41.6 million in Q2 2012 compared to $29.2 million in Q2 2011. HCIT revenue increased $22.6 million, or 41%, to $77.5 million for the YTD period ended June 30, 2012, as compared to $54.9 million for the same period in 2011. The increase in the quarterly and YTD periods were primarily due to an increase in revenues earned from transaction processing, revenues generated from the HCIT customer base acquired from HealthTran and an increase in system sales.

Consolidated Gross Profit
Gross profit for Q2 2012 increased $48.3 million, or 65%, to $122.5 million compared to $74.2 million in Q2 2011. Gross profit increased $95.1 million, or 69%, to $232.9 million for the YTD period ended June 30, 2012 as compared to $137.8 million for the same period in 2011. The increase is mostly due to incremental PBM revenues generated from new customer implementations in 2012 and customers acquired from HealthTran. Gross profit percentage increased to 7% of revenue in Q2 2012 from 6% of revenue in Q2 2011. Gross profit has increased from 6% of revenue to 7% of revenue during the YTD period

Catamaran Corporation

ended June 30, 2012 as compared to the same period in 2011. The gross profit percentage increased in both periods primarily as a result of realizing synergies with the integration of HealthTran customers acquired.

Selling, General and Administration (“SG&A”) Costs
SG&A costs for Q2 2012 were $61.2 million compared to $32.2 million in Q2 2011. SG&A costs increased by $55.2 million, or 93% to $114.9 million for the YTD period ended June 30, 2012 compared to $59.7 million for the same period in 2011. SG&A costs have increased due to the addition of operating costs related to the Company's recent acquisitions, including HealthTran, additional resources added to support the growth of the PBM segment and due to transaction and integration expenses related to the merger with Catalyst totaling $6.4 million for Q2 2012, and $6.7 million for the YTD period ended June 30, 2012.

Income Taxes
The Company recognized income tax expense of $17.1 million for Q2 2012, representing an effective tax rate of 38.5%, as compared to $10.9 million, representing an effective tax rate of 33.6%, for the same period in 2011. The Company recognized income tax expense of $30.5 million for the YTD period ended June 30, 2012, representing an effective tax rate of 36.2%, as compared to $20.0 million, representing an effective tax rate of 33.4%, for the same period in 2011. The Company's effective tax rate increased during these periods primarily due to expenses incurred during 2012 related to the merger with Catalyst that are not tax deductible.

Net Income
The Company reported Q2 2012 net income of $27.3 million, or $0.41 per share (fully-diluted), compared to $21.6 million, or $0.34 per share (fully-diluted), in Q2 2011. Net income for the YTD period ended June 30, 2012 was $53.7 million or $0.82 per share (fully-diluted), as compared to $39.8 million or $0.63 per share (fully-diluted) for the same period in 2011. The increase is driven by an increase in revenues from new customer implementations and the HealthTran acquisition offset by an increase in SG&A expense and amortization of intangibles due to acquisitions, and transaction expenses related to the merger with Catalyst and the increase in tax expense due to non-deductible transaction expenses.

Adjusted EPS¹ (fully-diluted), which excludes all transaction-related amortization of intangible assets, net of tax, increased 29% to $0.49 per share (fully-diluted), compared to $0.38 per share (fully-diluted) in Q2 2011. Adjusted EPS¹ (fully-diluted) increased 44% for the YTD period ended June 30, 2012 to $1.01 (fully-diluted), as compared to $0.70 (fully-diluted), in the same period of 2011.

EBITDA¹
Q2 2012 EBITDA increased 50% to $58.6 million compared to $39.0 million in Q2 2011. In the quarter the Company incurred $6.4 million of transaction expenses related to the merger with Catalyst, which are not excluded from EBITDA. EBITDA for the YTD period ended June 30, 2012 increased 56% to $113.0 million, compared to $72.5 million for the same period of 2011. The EBITDA growth was due primarily to new contract implementations, as well as additional business generated from recent acquisitions and their associated synergies.

Catamaran Corporation

Cash from Operations
For Q2 2012, the Company generated $29.7 million of cash from operations, compared to a use of $1.4 million of cash during the same period in 2011. For the YTD period ended June 30, 2012, the Company generated $85.9 million of cash from operations, compared to a use of $0.6 million of cash during the same period in 2011. The increased transaction volume in the PBM segment, propelled by new customer implementations during 2012, as well as the additional business generated as a result of the Company's recent acquisitions, were the primary drivers of increased operating cash flow during 2012.

2012 Full Year Financial Guidance
With today's announcement, the Company is updating its 2012 full year financial targets to reflect the merger with Catalyst. The updated GAAP EPS (fully diluted) and Adjusted EPS (fully diluted) amounts consider the effects of the approximately 33.4 million shares issued to complete the merger;

▪	Revenue of $9.9 to $10.0 billion.

▪	EBITDA[1] of $353 to $358 million.

▪	GAAP EPS (fully-diluted) of $1.24 to $1.27.

▪	Adjusted EPS[1] (fully-diluted) of $2.14 to $2.17 (excluding all transaction-related amortization of $126-128 million less an estimated 2012 tax rate of 38-40%).

Notice of Conference Call
Catamaran will host a conference call on Wednesday, August 1, 2012, at 8:30 a.m. ET to discuss its financial results. Mark Thierer, Chairman and CEO, and Jeff Park, EVP and CFO, will co-chair the call. This call is being webcast and can be accessed from the IR Events page of the Catamaran Corporation web site at www.catamaranrx.com.  An archived replay of the webcast will be available for 90 days.

1Non-GAAP Financial Measures
Catamaran reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). Catamaran's management also evaluates and makes operating decisions using various other measures. Two such measures are Adjusted EPS and EBITDA, which are non-GAAP financial measures. Catamaran's management believes that these two measures provide useful supplemental information regarding the performance of Catamaran's business operations.

Adjusted EPS adds back the impact of all amortization of intangible asset expenses, net of tax. Amortization of intangible asset expense arises from the acquisition of intangible assets in connection with the Company's business acquisitions. The Company excludes acquisition-related amortization expense from EPS because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Catamaran's business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributes to revenue in the periods presented as well as future periods and should also note that such expenses will recur in future periods.

EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance prior to interest and other expense, net, income taxes, depreciation and amortization. Management believes it is useful to exclude these expenses as they are essentially amounts that cannot be influenced by management in the short term.

The 2012 full year guidance of EBITDA was computed using the Company's estimated 2012 earnings before interest and other

Catamaran Corporation

expense, net, taxes, depreciation and amortization. Adjusted EPS was computed by taking the Company's GAAP EPS (fully-diluted) guidance and adding back the expected impact of all acquisition-related amortization expense totaling approximately $126-128 million less an estimated 2012 tax rate of 38-40%.

Adjusted prescription claim volume equals Catamaran's mail service prescriptions multiplied by three, plus its retail and specialty prescriptions. The mail service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.

Management believes that Adjusted EPS, EBITDA and adjusted prescription claim volume provide useful supplemental information to management and investors regarding the performance of the Company's business operations and facilitate comparisons to its historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company's core operating results. Note, however, that these items are performance measures only, and do not provide any measure of the Company's cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliations of Adjusted EPS and EBITDA to their most directly comparable GAAP measure.

Adjusted EPS and EBITDA do not have standardized meanings prescribed by GAAP. The Company's method of calculating these items may differ from the methods used by other companies and, accordingly, may not be comparable to similarly titled measures used by other companies. Reconciliations of EBITDA to net income and GAAP EPS (fully-diluted) to adjusted EPS (fully-diluted) are shown below:

EBITDA Reconciliation	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2012	2011	2012	2011
	(unaudited)		(unaudited)
Net Income (GAAP)	$27,310	$21,565	$53,652	$39,836
Add:
Depreciation of property and equipment	3,241	2,251	6,297	4,580
Amortization of intangible assets	9,011	3,667	19,330	7,226
Interest and other expense, net	1,980	584	3,219	870
Income tax expense	17,065	10,910	30,483	19,978
EBITDA	$58,607	$38,977	$112,981	$72,490

Adjusted EPS Reconciliation
(in thousands, except per share data)
	Three Months Ended June 30,				Six Months Ended June 30,
	2012		2011		2012		2011
	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share
	(unaudited)				(unaudited)
Net income (GAAP)	$27,310	$0.41	$21,565	$0.34	$53,652	$0.82	$39,836	$0.63
Amortization of intangible assets	9,011	0.13	3,667	0.06	19,330	0.30	7,226	0.11
Tax effect of reconciling item	(3,469)	(0.05)	(1,232)	(0.02)	(6,997)	(0.11)	(2,413)	(0.04)
Non-GAAP net income	$32,852	$0.49	$24,000	$0.38	$65,985	$1.01	$44,649	$0.70

Catamaran Corporation

About Catamaran Corporation
Catamaran, the industry's fastest-growing pharmacy benefits manager, helps organizations and the communities they serve take control of prescription drug costs. Managing more than 200 million prescriptions each year on behalf of 25 million members, our flexible, holistic solutions improve patient care and empower individuals to take charge of their health. Processing one in every five prescription claims in the U.S., Catamaran's skill and scale deliver compelling financial results and sustainable improvement in the overall health of members. Catamaran is headquartered in Lisle, Ill. with multiple locations in the U.S. and Canada. For more information, please visit www.catamaranrx.com.

Forward-Looking Statements

Certain information included herein is forward-looking within the meaning of certain securities laws and is subject to important risks, uncertainties and assumptions. This forward-looking information includes, among other things, information with respect to the Company’s anticipated operating results and the Company's objectives and the strategies to achieve those objectives, as well as information with respect to the Company’s beliefs, plans, expectations, anticipations, estimates and intentions. Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our dependence on, and ability to retain, key customers; our ability to achieve increased market acceptance for our product offerings and penetrate new markets; consolidation in the healthcare industry; the existence of undetected errors or similar problems in our software products; our ability to identify and complete acquisitions, manage our growth, integrate acquisitions and achieve expected synergies from acquisitions; our ability to compete successfully; potential liability for the use of incorrect or incomplete data; the length of the sales cycle for our healthcare software solutions; interruption of our operations due to outside sources; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; compliance with existing laws, regulations and industry initiatives and future changes in laws or regulations in the healthcare industry; breach of our security by third parties; our dependence on the expertise of our key personnel; our access to sufficient capital to fund our future requirements; potential write-offs of goodwill or other intangible assets; and the outcome of any legal proceeding that has been or may be instituted against us. This list is not exhaustive of the factors that may affect any of our forward-looking statements and is subject to change.

In addition, numerous factors could cause actual results with respect to the merger with Catalyst Health Solutions, Inc. ("Catalyst" or the "Merger") to differ materially from those in the forward-looking statements, including without limitation, the possibility that the expected efficiencies and cost savings from the Merger will not be realized, or will not be realized within the expected time period; the risk that the Company's and Catalyst businesses will not be integrated successfully; disruption from the Merger making it more difficult to maintain business and operational relationships; the risk of customer attrition; and the impact on the availability of funds for other business purposes due to our debt service obligations and funds required to integrate Catalyst.

When relying on forward-looking information to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. In making the forward-looking statements contained herein, the Company does not assume any significant future acquisitions, dispositions or one-time items. It does assume, however, the renewal of certain customer contracts. Every year, the Company has major customer contracts that come up for renewal. In addition, the Company also assumes new customer contracts. In this regard, the Company is pursuing large opportunities that present a very long and complex sales cycle which substantially affects its forecasting abilities. The Company has assumed certain timing for the realization of these opportunities which it thinks is reasonable but which may not be achieved. Furthermore, the pursuit of these larger opportunities does not ensure a linear progression of revenue and earnings since they may involve significant up-front costs followed by renewals and cancellations of existing contracts. The Company has assumed certain revenues which may not be realized. The Company has also assumed that the material factors referred to in the previous paragraphs will not cause such forward-looking information to differ materially from actual results or events. The foregoing list of factors is not exhaustive and is subject to change and there can be no assurance that such assumptions will reflect the actual outcome of such items or factors.Other factors that should be considered are discussed from time to time in Catamaran's filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our 2011Annual Report on Form 10-K and subsequent Form 10-Qs, which are available at www.sec.gov. Investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to Catamaran or persons acting on our behalf are expressly qualified in their entirety by this notice. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS RELEASE REPRESENTS THE COMPANY’S CURRENT EXPECTATIONS AND, ACCORDINGLY, IS SUBJECT TO CHANGE. HOWEVER, THE COMPANY EXPRESSLY DISCLAIMS ANY INTENTION OR OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING INFORMATION, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS REQUIRED BY APPLICABLE LAW.

For more information, please contact:

Tony Perkins
Investor Relations
Catamaran Corporation
(630) 577-4871
tony.perkins@catamaranrx.com

Catamaran Corporation

CATAMARAN CORPORATION
Consolidated Balance Sheets
(in thousands, except share data)

	June 30, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$798,921	$341,382
Restricted cash	12,588	12,017
Accounts receivable, net of allowance for doubtful accounts of $2,232 (2011 — $2,725)	288,121	240,425
Rebates receivable	79,312	33,834
Prepaid expenses and other current assets	8,553	6,409
Inventory	23,039	19,554
Deferred income taxes	7,694	9,642
Total current assets	1,218,228	663,263
Property and equipment, net of accumulated depreciation of $49,571 (2011 — $43,304)	29,017	21,658
Goodwill	462,579	291,045
Other intangible assets, net of accumulated amortization of $67,402 (2011 — $48,072)	127,577	69,777
Other assets	13,830	4,564
Total assets	$1,851,231	$1,050,307

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$22,333	$19,679
Accrued expenses and other current liabilities	97,076	66,729
Pharmacy benefit management rebates payable	64,718	59,235
Pharmacy benefit claims payable	276,025	199,701
Total current liabilities	460,152	345,344
Deferred income taxes	16,712	18,361
Long term debt	100,000	—
Other liabilities	8,519	15,564
Total liabilities	585,383	379,269
Commitments and contingencies
Shareholders’ equity
Common shares: no par value, unlimited shares authorized; 68,987,840 shares issued and outstanding at June 30, 2012 (December 31, 2011 — 62,383,661 shares)	936,247	394,769
Additional paid-in capital	37,616	37,936
Retained earnings	291,985	238,333
Total shareholders’ equity	1,265,848	671,038
Total liabilities and shareholders’ equity	$1,851,231	$1,050,307

Catamaran Corporation

CATAMARAN CORPORATION
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Revenue	$1,702,703	$1,212,039	$3,419,800	$2,309,689
Cost of revenue	1,580,199	1,137,836	3,186,907	2,171,910
Gross profit	122,504	74,203	232,893	137,779
Expenses:
Product development costs	3,436	3,666	6,510	7,026
Selling, general and administrative	61,223	32,229	114,864	59,668
Depreciation of property and equipment	2,479	1,582	4,835	3,175
Amortization of intangible assets	9,011	3,667	19,330	7,226
	76,149	41,144	145,539	77,095
Operating income	46,355	33,059	87,354	60,684
Interest and other expense, net	1,980	584	3,219	870
Income before income taxes	44,375	32,475	84,135	59,814
Income tax expense (benefit):
Current	17,533	11,687	31,188	20,297
Deferred	(468)	(777)	(705)	(319)
	17,065	10,910	30,483	19,978
Net income	$27,310	$21,565	$53,652	$39,836
Earnings per share:
Basic	$0.41	$0.35	$0.83	$0.64
Diluted	$0.41	$0.34	$0.82	$0.63
Weighted average number of shares used in computing earnings per share:
Basic	66,220,869	62,074,246	64,374,780	61,938,392
Diluted	66,884,741	63,768,457	65,065,394	63,649,369

Catamaran Corporation

CATAMARAN CORPORATION
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$27,310	$21,565	$53,652	$39,836
Items not involving cash:
Stock-based compensation	4,064	2,419	6,853	4,102
Depreciation of property and equipment	3,241	2,251	6,297	4,580
Amortization of intangible assets	9,012	3,667	19,330	7,226
Deferred lease inducements and rent	154	(125)	205	(247)
Deferred income taxes	(469)	(778)	(705)	(319)
Tax benefit on stock-based compensation plans	(2,792)	(5,696)	(10,581)	(9,019)
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	4,259	(24,879)	(27,584)	(103,044)
Rebates receivable	(32,235)	(723)	(41,012)	(401)
Restricted cash	94	(1,160)	(571)	(1,172)
Prepaid expenses and other current assets	(798)	(2,162)	(654)	(2,939)
Inventory	(1,570)	(1,304)	(3,172)	(3,487)
Income taxes	5,816	4,643	11,703	12,862
Accounts payable	5,578	(209)	1,547	6,320
Accrued expenses and other current liabilities	2,344	(95)	9,985	(7,879)
Pharmacy benefit claims payable	12,672	7,609	61,433	60,329
Pharmacy benefit management rebates payable	(4,505)	(7,672)	2,720	(7,832)
Other	(2,459)	1,273	(3,508)	487
Net cash provided (used) by operating activities	29,716	(1,376)	85,938	(597)
Cash flows from investing activities:
Acquisition, net of cash acquired	294	(12,985)	(242,884)	(12,985)
Purchases of property and equipment	(4,697)	(898)	(10,839)	(2,095)
Net cash used by investing activities	(4,403)	(13,883)	(253,723)	(15,080)
Cash flows from financing activities:
Proceeds from public offering, net of issuance costs	519,260	—	519,260	—
Proceeds from issuance of debt	—	—	100,000	—
Tax benefit on stock-based compensation plans	2,792	5,696	10,581	9,019
Proceeds from exercise of options	1,130	3,348	4,464	5,106
Payment of financing cost	(9,000)	—	(9,000)	—
Net cash provided by financing activities	514,182	9,044	625,305	14,125
Effect of foreign exchange on cash balances	(11)	(7)	19	(25)
Increase (decrease) in cash and cash equivalents	539,484	(6,222)	457,539	(1,577)
Cash and cash equivalents, beginning of period	259,437	325,929	341,382	321,284
Cash and cash equivalents, end of period	$798,921	$319,707	$798,921	$319,707